                                                                      EXHIBIT 11

                      EDUCATIONAL DEVELOPMENT CORPORATION
                      EARNINGS PER SHARE COMPUTATION (B)
                        YEARS ENDED FEBRUARY 29, 1996,
                   FEBRUARY 28, 1995, AND FEBRUARY 28, 1994

                                              1996         1995         1994
Earnings from continuing operations
 before cumulative  effect of accounting
 change for income                         $1,805,335    $1,163,647  $  631,350
  taxes (a)

Discontinued operations, net of tax (a):
  Earnings (loss) from operations             (25,637)        8,139     (27,699)
  Loss on disposal                           (300,984)            -           -
                                           ----------    ----------  ----------
                                             (326,621)        8,139     (27,699)
                                           ----------    ----------  ----------
Earnings before cumulative effect of
 accounting change
 for income taxes (a)                       1,478,714     1,171,786     603,651

Cumulative effect of accounting change
 for income
 taxes (a)                                          -             -     290,000
                                           ----------    ----------  ----------

Net earnings (a)                           $1,478,714    $1,171,786  $  893,651
                                           ==========    ==========  ==========

Weighted average number of common
 shares outstanding                         4,553,658     4,474,520   4,461,022
Add common share equivalents                  785,176       748,970     568,598
                                           ----------    ----------  ----------

Weighted average number of common and
 common
  equivalent shares outstanding             5,338,834     5,223,490   5,029,620
Add common share equivalents to compute
 fully diluted
  earnings per share                           10,590        18,812      14,126
                                           ----------    ----------  ----------

                                            5,349,424     5,242,302   5,043,746
                                           ==========    ==========  ==========

Earnings (loss) per share (a):
  Earnings from continuing operations
   before cumulative
   effect of accounting change for         $     0.34    $     0.22  $     0.13
    income taxes
  Discontinued operations                       (0.06)            -       (0.01)
  Cumulative effect of accounting
   change for income
   taxes                                            -             -        0.06
                                           ----------    ----------  ----------

Net earnings per share                     $     0.28    $     0.22  $     0.18
                                           ==========    ==========  ==========

(a)  Agrees to the related amounts shown on the statements of earnings.

(b) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3% or is antidilutive.